ION reports third quarter 2017 results

Third Quarter Highlights:

•	Revenues of $61.1 million, an increase of 33% sequentially

•	Net income of $4.9 million, or $0.41 per diluted share

•	Adjusted EBITDA of $27.1 million; the highest since the second quarter 2014

•	Backlog of multi-client new ventures and data processing programs remains strong at $40 million at September 30, 2017
HOUSTON – November 1, 2017 – ION Geophysical Corporation (NYSE: IO) today reported third quarter 2017 net income of $4.9 million, or $0.41 per diluted share, on revenues of $61.1 million, compared to net income of $1.7 million, or $0.14 per diluted share, on revenues of $78.6 million in third quarter 2016.
The Company reported Adjusted EBITDA of $27.1 million for third quarter 2017, compared to $24.4 million in the same period last year. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.
Net cash flows from operations were $6.4 million during the third quarter 2017, compared to $15.6 million in third quarter 2016. Total net cash flows, including investing and financing activities, were $(3.0) million, compared to $10.1 million in third quarter 2016. The decline in net cash flows was a result of the significant increase in accounts and unbilled receivables at September 30, 2017, of which a majority of the balances are expected to be collected during the fourth quarter 2017. Accounts and unbilled receivables increased to a combined balance of $65.2 million at September 30, 2017; a $31.0 million increase from December 31, 2016 and a $27.3 million increase from June 30, 2017.
Brian Hanson, ION’s President and Chief Executive Officer, commented, “We are a niche business in the larger E&P market, so we target geographic areas and production optimization opportunities less dependent on cycle recovery, and where our differentiated technologies bring significant value. These efforts have begun to pay off and support the recovery of our business.
“Continuing the strong momentum of the first and second quarters, our third quarter revenues increased sequentially by 33%, driven by continued strong sales of our 3D multi-client reimaging programs as well as new 2D programs we have recently launched. Excluding the OBS Services revenues from the prior year, our revenues of $61 million are up 26% over the third quarter of last year. We reported a net income of $5 million and Adjusted EBITDA of $27.1 million for the third quarter, doubling our Adjusted EBITDA for the first and second quarters of this year combined. Overall, our third quarter was stronger than anticipated and we expect to finish the year strong.
“We experienced a significant increase in our accounts and unbilled receivables during the quarter and their collection, combined with expected year-end customer spending on data libraries, should result in significant cash generation during the fourth quarter. This should lead to a meaningful increase in our liquidity, which in turn positions us well for the third lien bond maturity in May 2018.”

For the first nine months of 2017, the Company reported a net loss of $28.8 million, or $(2.43) per share, on revenues of $139.7 million, compared to a net loss of $58.7 million, or $(5.21) per share, on revenues of $137.4 million in the first nine months of 2016. Excluding special items in both periods, the Company reported an adjusted net loss of $23.8 million, or $(2.01) per share, compared to an adjusted net loss of $54.5 million, or $(4.83) per share in the first nine months of 2016. A reconciliation of special items to the financial results can be found in the tables of this press release.
First nine months of 2017 Adjusted EBITDA was $40.7 million, compared to $3.9 million in the first nine months of 2016. Net cash flow from operations was $10.0 million, compared to $3.2 million in the first nine months of 2016. Total net cash flows, including investing and financing activities, were $(12.4) million, compared to $(22.4) million in the first nine months of 2016.
As of September 30, 2017, the Company had total liquidity of $52.3 million, consisting of $40.2 million of cash on hand and $12.1 million of undrawn borrowing base available under its revolving credit facility. The borrowing base under this maximum $40.0 million revolving credit facility was $22.1 million, and there was $10.0 million of indebtedness outstanding under the credit facility at September 30, 2017. Even though the Company experienced a significant increase in its accounts and unbilled receivables, those increases were part of the Company’s foreign operations, which are not included in the borrowing base calculation.
THIRD QUARTER 2017
The Company’s segment revenues for the third quarter were as follows (in thousands):

	Three Months Ended September 30,
	2017	2016	% Change
E&P Technology & Services	$52,054	$36,037	44%
E&P Operations Optimization	9,041	12,601	(28)%
Ocean Bottom Seismic Services	—	29,984	—
Total	$61,095	$78,622	(22)%
Within the E&P Technology & Services segment, new venture revenues were $43.5 million, an increase of over 400% from third quarter 2016; data library revenues were $5.0 million, a 77% decrease; and Imaging Services revenues were $3.5 million, a 43% decrease. A majority of the increase in new venture revenues was the result of continued revenue from the Company’s 3D multi-client reimaging programs offshore Mexico and Brazil, as well as revenues from new 2D multi-client programs that have recently been launched. The decrease in data library revenues was primarily related to a significant one-time purchase by a customer in the third quarter 2016 that did not reoccur in the third quarter 2017. The decrease in Imaging Services revenues is a result of the Company’s strategic shift toward higher return multi-client programs. The imaging work on multi-client programs are reflected as part of new venture or data library revenues depending on the program status, whereas revenues from proprietary imaging programs are reflected as part of Imaging Services. The Imaging Services group is fully utilized, with a large portion of the Company’s capacity dedicated to multi-client programs.

Within the E&P Operations Optimization segment, Devices revenues were $5.3 million, a 39% decrease from third quarter 2016. Devices continues to be impacted by reduced seismic contractor activity, resulting in further declines in new system sales as well as repair and replacement revenues. Optimization Software & Services revenues were $3.8 million, a slight decrease from third quarter 2016.
The OBS Services segment contributed no revenues during the third quarter 2017 as the crew has remained idle since the third quarter 2016.
Consolidated gross margin improved to 49%, compared to 40% in third quarter 2016 and 34% in second quarter 2017. Gross margin in E&P Technology & Services increased to 55%, up from 36% one year ago. This increase was the result of the increase in revenues associated with the Company’s higher margin 3D reimaging programs. E&P Operations Optimization gross margin decreased to 45%, down from 54% in third quarter 2016, the result of the decrease in Devices’ revenues. The overall increase in consolidated gross margin was partially offset by the decline in gross margin in OBS Services.
Consolidated operating expenses were $20.2 million, a slight increase to third quarter 2016. Operating margin was 16%, compared to 15% in third quarter 2016. The slight improvement in operating margin was the result of a higher margin mix of revenues, more than offsetting the overall decline in revenues.
YEAR-TO-DATE 2017
The Company’s segment revenues for the first nine months of the year were as follows (in thousands):

	Nine Months Ended September 30,
	2017	2016	% Change
E&P Technology & Services	$109,246	$67,673	61%
E&P Operations Optimization	30,406	33,349	(9)%
Ocean Bottom Seismic Services	—	36,417	—
Total	$139,652	$137,439	2%
Within the E&P Technology & Services segment, new venture revenues were $70.5 million, an increase of over 300% from the first nine months of 2016; data library revenues were $25.4 million, a 21% decrease; and Imaging Services revenues were $13.4 million, a 31% decrease. The change in revenues during the first nine months is fairly consistent with the changes as described in the third quarter section above.
Within the E&P Operations Optimization segment, Devices revenues were $17.9 million, a 13% decrease from the first nine months of 2016. Optimization Software & Services revenues were $12.5 million, a slight decrease compared to the revenues from the first nine months of 2016. Excluding the effect of foreign currencies, Optimization Software & Services revenues were up 6% in local currency (British pound sterling).
The OBS Services segment contributed no revenues during the first nine months of 2017 as the crew remained idle during the period.
Consolidated gross margin was 37%, compared to 20% in the first nine months of 2016. Gross margin in E&P Technology & Services improved to 41%, up from (1)% in the first nine months of 2016. This increase was the result of the increase in revenues associated with the Company’s higher margin 3D reimaging programs. E&P Operations Optimization gross margin was 50%, consistent with the first nine months of 2016. The overall increase in consolidated gross margin was partially offset by the decline in gross margin in OBS Services.
Consolidated operating expenses were $59.4 million, down 5% from $62.5 million in the first nine months of 2016. Operating margin was (5)%, compared to (25)% in the first nine months of 2016. The increase in operating margin was due to the higher margin mix of revenues and lower operating expenses following the Company’s cost reduction efforts.
CONFERENCE CALL
The Company has scheduled a conference call for Thursday, November 2, 2017, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 16, 2017. To access the replay, dial (877) 660-6853 and use pass code 13671915#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.

About ION
ION is a leading provider of technology-driven solutions to the global oil and gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include statements regarding future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that any additional damages or adverse rulings in the WesternGeco litigation could have a material adverse effect on the Company’s financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2017.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Service revenues	$52,615	$65,914	$110,897	$104,500
Product revenues	8,480	12,708	28,755	32,939
Total net revenues	61,095	78,622	139,652	137,439
Cost of services	26,392	40,694	73,518	93,706
Cost of products	4,594	6,163	14,306	16,045
Gross profit	30,109	31,765	51,828	27,688
Operating expenses:
Research, development and engineering	4,396	4,231	11,998	14,601
Marketing and sales	5,645	4,680	15,062	13,374
General, administrative and other operating expenses	10,132	10,990	32,316	34,566
Total operating expenses	20,173	19,901	59,376	62,541
Income (loss) from operations	9,936	11,864	(7,548)	(34,853)
Interest expense, net	(3,959)	(4,607)	(12,664)	(14,043)
Other income (expense), net	722	(2,027)	(4,154)	(3,624)
Income (loss) before income taxes	6,699	5,230	(24,366)	(52,520)
Income tax expense	1,686	3,316	3,670	5,865
Net income (loss)	5,013	1,914	(28,036)	(58,385)
Net income attributable to noncontrolling interests	(78)	(215)	(812)	(272)
Net income (loss) attributable to ION	$4,935	$1,699	$(28,848)	$(58,657)
Net income (loss) per share:
Basic	$0.42	$0.14	$(2.43)	$(5.21)
Diluted	$0.41	$0.14	$(2.43)	$(5.21)
Weighted average number of common shares outstanding
Basic	11,890	11,786	11,862	11,269
Diluted	12,071	11,907	11,862	11,269

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	September 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$40,225	$52,652
Accounts receivable, net	39,374	20,770
Unbilled receivables	25,833	13,415
Inventories	14,264	15,241
Prepaid expenses and other current assets	4,259	9,559
Total current assets	123,955	111,637
Property, plant, equipment and seismic rental equipment, net	55,188	67,488
Multi-client data library, net	96,751	105,935
Goodwill	24,048	22,208
Intangible assets, net	2,026	3,103
Other assets	1,485	2,845
Total assets	$303,453	$313,216
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$38,819	$14,581
Accounts payable	24,674	26,889
Accrued expenses	40,874	26,240
Accrued multi-client data library royalties	24,576	23,663
Deferred revenue	10,875	3,709
Total current liabilities	139,818	95,082
Long-term debt, net of current maturities	116,506	144,209
Other long-term liabilities	17,066	20,527
Total liabilities	273,390	259,818
Equity:
Common stock	119	118
Additional paid-in capital	901,138	899,198
Accumulated deficit	(853,527)	(824,679)
Accumulated other comprehensive loss	(18,999)	(21,748)
Total stockholders’ equity	28,731	52,889
Noncontrolling interest	1,332	509
Total equity	30,063	53,398
Total liabilities and equity	$303,453	$313,216

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income (loss)	$5,013	$1,914	$(28,036)	$(58,385)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	4,169	5,608	13,199	17,024
Amortization of multi-client data library	12,312	8,917	34,245	23,161
Stock-based compensation expense	525	902	1,694	2,512
Loss on extinguishment of debt	—	—	—	2,182
Accrual for loss contingency related to legal proceedings	—	—	5,000	—
Deferred income taxes	32	650	(900)	1,031
Change in operating assets and liabilities:
Accounts receivable	(20,275)	(14,655)	(18,200)	9,325
Unbilled receivables	(6,856)	(1,669)	(12,398)	(3,711)
Inventories	391	1,045	831	2,374
Accounts payable, accrued expenses and accrued royalties	7,070	8,899	1,011	3,381
Deferred revenue	1,571	(3,254)	7,092	(2,103)
Other assets and liabilities	2,427	7,214	6,480	6,441
Net cash provided by operating activities	6,379	15,571	10,018	3,232
Cash flows from investing activities:
Cash invested in multi-client data library	(8,094)	(2,953)	(16,576)	(11,601)
Purchase of property, plant, equipment and seismic rental assets	(106)	(227)	(1,021)	(567)
Net cash used in investing activities	(8,200)	(3,180)	(17,597)	(12,168)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	—	—	15,000
Repurchase of common stock	—	—	—	(964)
Payments on notes payable and long-term debt	(1,163)	(1,940)	(4,320)	(6,726)
Costs associated with issuance of debt	—	(464)	—	(6,638)
Payment to repurchase bonds	—	—	—	(15,000)
Costs associated with issuance of equity	—	—	(123)	—
Other financing activities	39	—	(134)	13
Net cash used in financing activities	(1,124)	(2,404)	(4,577)	(14,315)
Effect of change in foreign currency exchange rates on cash and cash equivalents	(102)	116	(271)	854
Net increase (decrease) in cash and cash equivalents	(3,047)	10,103	(12,427)	(22,397)
Cash and cash equivalents at beginning of period	43,272	52,433	52,652	84,933
Cash and cash equivalents at end of period	$40,225	$62,536	$40,225	$62,536

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017		2016
Net revenues:
E&P Technology & Services:
New Venture	$43,542	$8,393	$70,477		$16,278
Data Library	5,044	21,510	25,360		32,057
Total multi-client revenues	48,586	29,903	95,837		48,335
Imaging Services	3,468	6,134	13,409		19,338
Total	52,054	36,037	109,246		67,673
E&P Operations Optimization:
Devices	5,260	8,679	17,929		20,664
Optimization Software & Services	3,781	3,922	12,477		12,685
Total	9,041	12,601	30,406		33,349
Ocean Bottom Seismic Services	—	29,984	—		36,417
Total	$61,095	$78,622	$139,652		$137,439
Gross profit (loss):
E&P Technology & Services	$28,533	$12,888	$44,464		$(418)
E&P Operations Optimization	4,055	6,866	15,100		16,647
Ocean Bottom Seismic Services	(2,479)	12,011	(7,736)		11,459
Total	$30,109	$31,765	$51,828		$27,688
Gross margin:
E&P Technology & Services	55%	36%	41%		(1)%
E&P Operations Optimization	45%	54%	50%		50%
Ocean Bottom Seismic Services	—%	40%	—%		31%
Total	49%	40%	37%		20%
Income (loss) from operations:
E&P Technology & Services	$22,695	$7,259	$27,952		$(16,867)
E&P Operations Optimization	998	3,682	5,569		7,162
Ocean Bottom Seismic Services	(4,432)	9,320	(12,300)		2,053
Support and other	(9,325)	(8,397)	(28,769)		(27,201)
Income (loss) from operations	9,936	11,864	(7,548)		(34,853)
Interest expense, net	(3,959)	(4,607)	(12,664)		(14,043)
Other income (expense), net	722	(2,027)	(4,154)	(1)	(3,624)
Income (loss) before income taxes	$6,699	$5,230	$(24,366)		$(52,520)

(1)	Includes a $5 million loss contingency related to the Company’s patent litigation with WesternGeco.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization charges, and other non-cash charges including an accrual for loss contingency related to legal proceedings and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$5,013	$1,914	$(28,036)	$(58,385)
Interest expense, net	3,959	4,607	12,664	14,043
Income tax expense	1,686	3,316	3,670	5,865
Depreciation and amortization expense	16,481	14,525	47,444	40,185
Accrual for loss contingency related to legal proceedings	—	—	5,000	—
Loss on extinguishment of debt	—	—	—	2,182
Adjusted EBITDA	$27,139	$24,362	$40,742	$3,890

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Net Income (Loss) per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the nine months ended September 30, 2017 and 2016:

	Nine Months Ended September 30, 2017				Nine Months Ended September 30, 2016
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$139,652	$—		$139,652	$137,439	$—		$137,439
Cost of sales	87,824	—		87,824	109,751	(1,077)		108,674
Gross profit	51,828	—		51,828	27,688	1,077		28,765
Operating expenses	59,376	—		59,376	62,541	(932)		61,609
Loss from operations	(7,548)	—		(7,548)	(34,853)	2,009	(2)	(32,844)
Interest expense, net	(12,664)	—		(12,664)	(14,043)	—		(14,043)
Other income (expense), net	(4,154)	5,000	(1)	846	(3,624)	2,182	(3)	(1,442)
Income tax expense	3,670	—		3,670	5,865			5,865
Net loss	(28,036)	5,000		(23,036)	(58,385)	4,191		(54,194)
Net income attributable to noncontrolling interest	(812)	—		(812)	(272)	—		(272)
Net loss attributable to ION	$(28,848)	$5,000		$(23,848)	$(58,657)	$4,191		$(54,466)
Net loss per share:
Basic	$(2.43)			$(2.01)	$(5.21)			$(4.83)
Diluted	$(2.43)			$(2.01)	$(5.21)			$(4.83)
Weighted average number of common shares outstanding
Basic	11,862			11,862	11,269			11,269
Diluted	11,862			11,862	11,269			11,269

(1)	Represents loss contingency accrual related to legal proceedings during the first quarter 2017.

(2)	Represents severance charges during the second quarter 2016.

(3)	Represents costs on extinguishment of debt associated with the Company’s second quarter 2016 bond exchange.